EARNINGS RELEASE

SUPPLEMENTAL DATA

FIRST QUARTER 2017

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	15
Other Key Definitions	16
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Combined Adjusted Same Store Property Operating Expenses	S-3
NOI Contribution Percentage by Region	S-4
Multifamily Combined Adjusted Same Store Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/2017 Acquisition Activity	S-7
Investments in Unconsolidated Real Estate Entities	S-8
Debt and Debt Covenants as of March 31, 2017	S-9
2017 Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

OVERVIEW

MAA REPORTS FIRST QUARTER RESULTS
MEMPHIS, Tenn., April 26, 2017 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA, (NYSE: MAA) today announced operating results for the quarter ended March 31, 2017.

Net Income Available for Common Shareholders
For the quarter ended March 31, 2017, net income available for MAA common shareholders was $41.0 million, or $0.36 per diluted common share, compared to $43.4 million, or $0.58 per diluted common share, for the quarter ended March 31, 2016. Results for the quarter ended March 31, 2017 included $2.3 million, or $0.02 per diluted common share, of non-cash income related to an embedded derivative in the preferred shares issued in the merger transaction, or the Post Properties Merger, with Post Properties, Inc., or Post Properties; $6.2 million, or $0.05 per diluted common share, of merger and integration costs related to the Post Properties Merger, as well as $29.3 million, or $0.26 per diluted common share, of additional depreciation and amortization expense related to the step-up in asset values from the Post Properties Merger. Also, results for the quarter ended March 31, 2016 included $2.4 million, or $0.03 per diluted common share, of gains on the sale of real estate assets.

Funds from Operations (FFO)
For the quarter ended March 31, 2017, FFO was $171.7 million, or $1.46 per diluted common share and unit, or per Share, compared to $119.4 million, or $1.50 per Share, for the quarter ended March 31, 2016. Results for the quarter ended March 31, 2017 included $2.3 million, or $0.02 per Share, of non-cash income related to an embedded derivative in the preferred shares issued in the Post Properties Merger and $6.2 million, or $0.05 per Share, of merger and integration costs related to the Post Properties Merger. Also, results for the quarter ended March 31, 2016 included $1.6 million, or $0.02 per Share, of gains on the sale of non-depreciable real estate assets.

A reconciliation of FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, "Our portfolio of quality apartment homes diversified across the high-growth Sunbelt markets captured solid results in the first quarter. Integration activities surrounding the merger of MAA and Post Properties platforms are going smoothly and the value proposition that we have previously outlined is very much intact. As the current apartment real estate cycle continues to play out, we believe MAA is well positioned to capture steady results as well as take advantage of attractive new opportunities that are presented.”

Highlights

•
Combined Adjusted Same Store NOI for the first quarter increased 3.6% as compared to the same period in the prior year, based on a 2.8% increase in revenue and a 1.3% increase in property operating expenses.

•
Average Effective Rent per Unit for the Combined Adjusted Same Store Portfolio increased to $1,153 during the first quarter, a 2.9% increase as compared to the same period in the prior year, while Average Physical Occupancy was at 96.0% for the first quarter.

•	Resident turnover for the Combined Adjusted Same Store Portfolio remained low for the first quarter at 50.5% on a rolling twelve month basis.

•	During the first quarter, MAA acquired one property, a newly built 279-unit community in initial lease-up located in Nashville, Tennessee.

•
As of the end of the first quarter, MAA had seven development projects underway. In total, MAA's development projects contain 2,420 units, with a total projected cost of approximately $505.4 million, of which approximately $128.7 million remained to be funded as of the end of the first quarter.

•	As of the end of the first quarter, six properties remained in lease-up, including the new property acquired during the quarter, with average quarter-end physical occupancy of 85.6% for the group.

•	During the first quarter, MAA completed renovation of 1,521 units under its redevelopment program, achieving average rental rate increases of 8.9% above non-renovated units.

•	During the first quarter, Moody's Investors Service upgraded the senior unsecured rating of MAA's primary operating partnership, Mid-America Apartments, L.P., to Baa1 with a stable outlook.

First Quarter Combined Adjusted Same Store Portfolio Operating Results
To ensure comparable reporting with prior periods, our same store portfolio, or MAA Same Store Portfolio, includes properties which are stabilized and which were owned by us at the beginning of the previous year. To provide relevant operating metrics for the first quarter, stabilized communities acquired from the Post Properties Merger that would otherwise have met our requirements to be included in the MAA Same Store Portfolio, are presented on a combined adjusted basis, as if owned by MAA during the prior period. The Combined Adjusted Same Store Portfolio presentation below represents the MAA Same Store Portfolio and the Post Adjusted Same Store Portfolio considered as a single portfolio. Those Post Properties communities will not be eligible to enter the MAA Same Store Portfolio until January 1, 2018. Operating results for the Combined Adjusted Same Store Portfolio of 91,700 units in MAA's Large Market and Secondary Market segments of the portfolio are presented below:

	Percent Change From				Three months ended
	Three months ended March 31, 2016				March 31, 2017
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Market	2.9%	0.3%	4.5%	2.9%	95.9%
Secondary Market	2.4%	4.4%	1.3%	2.9%	96.2%
Combined Adjusted Same Store Portfolio	2.8%	1.3%	3.6%	2.9%	96.0%

Combined Adjusted Same Store Portfolio revenue growth of 2.8% during the first quarter of 2017 was primarily produced by a 2.9% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Combined Adjusted Same Store Portfolio was 96.0% for the first quarter of 2017, as compared to 96.1% in the same period of the prior year. Property operating expenses increased 1.3% for the first quarter of 2017, with the largest portion of the growth related to property taxes and building repair and maintenance, partially offset by declining personnel, insurance and office operations costs.

A reconciliation of NOI, including Combined Adjusted Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity
During the first quarter of 2017, MAA acquired a newly developed apartment community, Charlotte at Midtown, a 279-unit property located in the highly desirable Downtown/West End submarket of Nashville, Tennessee, for a purchase price of $62.5 million.

Development and Lease-up Activity
As of the end of the first quarter of 2017, MAA had seven development communities under construction, consisting of three expansion projects and four new development communities. Total development costs for the seven communities are projected to be $505.4 million, with an expected average stabilized NOI yield of 6.3%. During the first quarter of 2017, MAA funded $62.5 million of construction costs leaving an estimated $128.7 million remaining to be funded.

MAA had six communities remaining in initial lease-up as of the end of the first quarter of 2017: Residences at Fountainhead, located in the Phoenix, Arizona market; Innovation Apartment Homes, located in Greenville, South Carolina; 1201 Midtown, located in the Charleston, South Carolina market; Retreat at West Creek II, a phase two expansion of a community located in Richmond, Virginia; Colonial Grand at Randal Lakes II, a phase two expansion of a community located in Orlando, Florida; and Charlotte at Midtown, located in Nashville, Tennessee. Physical occupancy for the six lease-up projects averaged 85.6% at the end of the first quarter of 2017.

Redevelopment Activity
MAA continues its interior redevelopment program at select communities throughout the portfolio. During the first quarter of 2017, MAA redeveloped a total of 1,521 units at an average cost of $4,164 per unit, achieving average rental rate increases of 8.9% above non-renovated units. We expect a total of 6,000 to 7,000 units to be redeveloped in 2017.

Capital Expenditures
Recurring capital expenditures totaled $11.2 million for the first quarter of 2017, or approximately $0.10 per Share, as compared to $9.5 million, or $0.12 per Share, for the same period in 2016. These expenditures led to Adjusted Funds from Operations, or AFFO, of $1.36 per Share, for the first quarter of 2017, compared to $1.38 per Share for the same period in 2016.

Redevelopment, revenue enhancing and other capital expenditures during the first quarter of 2017 were $15.3 million, as compared to $15.3 million for the same period in 2016. These expenditures led to Funds Available for Distribution, or FAD, of $145.2 million for the first quarter of 2017, compared to $94.5 million for the same period in 2016.

A reconciliation of FFO, AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, AFFO and FAD, can be found later in this release.

Balance Sheet
As of March 31, 2017:

•	Total debt to total assets (as defined in our debt covenants) was 34.1% compared to 33.9% as of December 31, 2016;

•	Total debt outstanding was $4.6 billion at an average effective interest rate of 3.4%;

•	81.8% of total debt was fixed or hedged against rising interest rates for an average of 4.1 years;

•	Approximately $461.8 million combined cash and capacity under MAA's unsecured revolving credit facility was available; and

•	Unencumbered assets increased to 80.7% of Gross Assets, as compared to 80.3% as of December 31, 2016.

A reconciliation of Gross Assets to Total assets, and an expanded discussion of the components of Gross Assets, can be found later in this release.

Merger Related Activities
In connection with the merger with Post Properties that was consummated on December 1, 2016, MAA incurred a total of $2.9 million, or $0.02 per Share, of merger costs during the first quarter of 2017, consisting primarily of severance, legal, professional and advisory costs.

Integration efforts continue to progress well, with the Post Properties portfolio consolidated into the company’s operating structure and with activities to combine the operating and financial system platforms well underway. During the first quarter of 2017, MAA incurred $3.3 million, or $0.03 per Share, of integration costs, which were primarily related to temporary systems, staffing, facilities and consulting costs necessary for the integration of the companies' business platforms. MAA expects to incur additional integration costs through the remainder of 2017, as integration efforts are projected to continue through early 2018.

Once the business platforms are fully integrated, MAA continues to forecast expected synergies of approximately $20 million in gross overhead costs (combined general and administrative costs and property management expense savings) to be realized. MAA also anticipates additional opportunities and savings to be gained from enhanced efficiencies due to increased portfolio scale, from various improvements to operating practices, from significant redevelopment opportunities at a number of existing properties, and from an improved cost of capital due to increased strength and liquidity of the combined balance sheet.

93rd Consecutive Quarterly Common Dividend Declared
MAA declared its 93rd consecutive quarterly common dividend at an annual rate of $3.48 per common share, which will be paid on April 28, 2017 to holders of record on April 13, 2017.

2017 Net Income per diluted common share and FFO and AFFO per Share Guidance
MAA is updating 2017 guidance for Net income per diluted common share, as well as FFO per Share and AFFO per Share, which are non-GAAP measures. Net income per diluted common share is expected to be in the range of $2.54 to $2.74 per diluted common share for the full year of 2017. FFO per Share for the year is expected to be in the range of $5.74 to $5.94 per Share, or $5.84 per Share at the mid-point, as compared to a prior range of $5.72 to $5.92. FFO per Share for the second quarter is expected to be in the range of $1.36 to $1.46 per share, or $1.41 per share at the midpoint. MAA does not forecast net income available for common shareholders per diluted common share on a quarterly basis as it is not reasonable to accurately predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year). Acquisition and disposition activity materially affects depreciation and capital gains or losses, which, combined, generally represent the difference between net income available for common shareholders and FFO. As outlined in the definitions of non-GAAP measures accompanying this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT, definition. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets and certain other non-routine items.

Supplemental Material and Conference Call
Supplemental data to this release can be found under the "Financial Results" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss first quarter results on Thursday, April 27, 2017, at 9:00 AM Central Time. The conference call-in number is 800-895-4790. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA, an S&P 500 company, is a real estate investment trust focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities throughout the United States. As of March 31, 2017, MAA had ownership interest in 101,788 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6584 Poplar Ave., Memphis, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements about the anticipated benefits from the completed merger with Post Properties and statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, operating performance and results and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily-focused REIT, to risks inherent in investments in a single industry and sector;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets, which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyberliability or potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons;

•	risks associated with unexpected costs or unexpected liabilities that may arise from the Post Properties Merger;

•
risks associated with the Post Properties Merger, including the integration of MAA's and Post Properties' businesses and achieving expected revenue synergies and/or cost savings as a result of the merger; and

•	other risks identified in this press release and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended March 31,
	2017	2016

Total operating revenues	$378,908	$269,016

Net income available for MAA common shareholders	$40,983	$43,413

Total NOI	$237,635	$168,135

Earnings per common share:(1)
Basic	$0.36	$0.58
Diluted	$0.36	$0.58

Funds from operations per Share (diluted):(1)
FFO	$1.46	$1.50
AFFO	$1.36	$1.38

Dividends declared per common share	$0.87	$0.82

Dividends/ FFO (diluted) payout ratio	59.6%	54.7%
Dividends/ AFFO (diluted) payout ratio	64.0%	59.4%

Consolidated interest expense	$36,584	$32,211
Mark-to-market debt adjustment	4,417	3,851
Debt discount and debt issuance cost amortization	(1,271)	(1,218)
Capitalized interest	2,020	380
Total interest incurred	$41,750	$35,224

Amortization of principal on notes payable	$3,074	$1,874

(1) See "Share and Unit Data" section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	March 31, 2017	December 31, 2016
Gross Assets(1)	$13,347,590	$13,279,292
Gross Real Estate Assets(1)	$13,192,998	$13,108,458
Total debt	$4,557,184	$4,499,712
Common shares and units outstanding	117,792,242	117,738,615
Share price	$101.74	$97.92
Book equity value	$6,595,964	$6,652,174
Market equity value	$11,984,183	$11,528,965
Net Debt/Recurring EBITDA (2)	5.61x	5.74x

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2) Recurring EBITDA in this calculation represents the trailing twelve month period for each date presented. Since only four months of Recurring EBITDA for the Post Properties communities is included in the results for the twelve month period ended March 31, 2017 and one month for the period ended December 31, 2016, in calculating the ratio as of March 31, 2017 and December 31, 2016, we have adjusted Net Debt by averaging the Net Debt for the prior four quarters. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA and Recurring EBITDA to net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended March 31,
	2017	2016
Operating revenues:
Rental revenues	$351,177	$245,665
Other property revenues	27,731	23,351
Total operating revenues	378,908	269,016
Property operating expenses:
Personnel	33,373	25,197
Building repairs and maintenance	9,813	6,099
Real estate taxes and insurance	53,973	35,172
Utilities	26,897	22,136
Landscaping	6,522	5,321
Other operating	10,695	6,956
Depreciation and amortization	129,997	75,127
Total property operating expenses	271,270	176,008
Acquisition expenses(1)	—	713
Property management expenses	10,981	9,004
General and administrative expenses	12,840	6,582
Merger related expenses	2,871	—
Integration related expenses	3,290	—
Income from continuing operations before non-operating items	77,656	76,709
Interest and other non-property income	2,679	32
Interest expense	(36,584)	(32,211)
Gain on debt extinguishment	123	3
Net casualty loss after insurance and other settlement proceeds	(91)	(947)
(Loss) gain on sale of depreciable real estate assets	(73)	755
Gain on sale of non-depreciable real estate assets	—	1,627
Income before income tax expense	43,710	45,968
Income tax expense	(651)	(288)
Income from continuing operations before joint venture activity	43,059	45,680
Gain from real estate joint ventures	357	128
Net income	43,416	45,808
Net income attributable to noncontrolling interests	1,511	2,395
Net income available for shareholders	41,905	43,413
Dividends to preferred shareholders	922	—
Net income available for MAA common shareholders	$40,983	$43,413

Earnings per common share - basic:
Net income available for common shareholders	$0.36	$0.58

Earnings per common share - diluted:
Net income available for common shareholders	$0.36	$0.58

Dividends declared per common share	$0.87	$0.82

(1) MAA adopted ASU 2017-01, Clarifying the Definition of a Business (Topic 805), during the first quarter of 2017. Based on the adoption of this guidance, MAA capitalized the acquisition costs related to the property acquired during the first quarter of 2017.

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended March 31,
	2017	2016
NET INCOME SHARES (1)
Weighted average common shares - basic	113,338	75,249
Weighted average partnership units outstanding	4,219	—
Effect of dilutive securities	307	240
Weighted average common shares - diluted	117,864	75,489
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - basic	117,557	79,411
Weighted average common shares and units - diluted	117,802	79,614
PERIOD END SHARES AND UNITS
Common shares at March 31,	113,575	75,505
Partnership units at March 31,	4,217	4,162
Total common shares and units at March 31,	117,792	79,667

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA's Quarterly Report on Form 10-Q for the three months ended March 31, 2017, expected to be filed with the SEC on or about April 27, 2017.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	March 31, 2017	December 31, 2016
Assets
Real estate assets
Land	$1,825,223	$1,816,008
Buildings and improvements	10,636,260	10,523,762
Furniture, fixtures and equipment	307,463	298,204
Capital improvements in progress	242,286	231,224
	13,011,232	12,869,198
Accumulated depreciation	(1,768,527)	(1,656,071)
	11,242,705	11,213,127
Undeveloped land	71,464	71,464
Corporate property, net	12,350	12,778
Investments in real estate joint ventures	44,629	44,493
Real estate assets, net	11,371,148	11,341,862
Cash and cash equivalents	33,959	33,536
Restricted cash	24,540	88,264
Deferred financing cost, net	4,679	5,065
Other assets	124,134	134,525
Goodwill	1,239	1,239
Total assets	$11,559,699	$11,604,491

Liabilities and Shareholders' Equity
Liabilities
Unsecured notes payable	$3,260,686	$3,180,624
Secured notes payable	1,296,498	1,319,088
Accounts payable	13,346	11,970
Fair market value of interest rate swaps	5,001	7,562
Accrued expenses and other liabilities	368,785	414,244
Security deposits	19,419	18,829
Total liabilities	4,963,735	4,952,317
Redeemable stock	9,132	10,073
Shareholders' equity
Preferred stock	9	9
Common stock	1,134	1,133
Additional paid-in capital	7,111,445	7,109,012
Accumulated distributions in excess of net income	(765,749)	(707,479)
Accumulated other comprehensive income	4,223	1,144
Total MAA shareholders' equity	6,351,062	6,403,819
Noncontrolling interest - operating partnership units	233,464	235,976
Total Company's shareholders' equity	6,584,526	6,639,795
Noncontrolling interest - consolidated real estate entity	2,306	2,306
Total equity	6,586,832	6,642,101
Total liabilities and shareholders' equity	$11,559,699	$11,604,491

RECONCILIATION OF FFO, AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Amounts in thousands, except per share and unit data
	Three Months Ended
	March 31,
	2017	2016
Net income available for MAA common shareholders	$40,983	$43,413
Depreciation and amortization of real estate assets	128,968	74,322
Loss (gain) on sale of depreciable real estate assets	73	(755)
Depreciation and amortization of real estate assets of real estate joint ventures	152	6
Net income attributable to noncontrolling interests	1,511	2,395
Funds from operations attributable to the Company	171,687	119,381
Recurring capital expenditures	(11,169)	(9,525)
Adjusted funds from operations	160,518	109,856
Redevelopment and revenue enhancing capital expenditures	(11,369)	(13,062)
Other capital expenditures	(3,972)	(2,279)
Funds available for distribution	$145,177	$94,515

Dividends and distributions paid	$102,458	$65,270
Weighted average common shares - diluted	117,864	75,489
Weighted average common shares and units - diluted	117,802	79,614

Earnings per common share - diluted:
Net income available for common shareholders	$0.36	$0.58

Funds from operations per Share	$1.46	$1.50
Adjusted funds from operations per Share	$1.36	$1.38

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Dollars in thousands
	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
NOI
Combined Adjusted Same Store NOI	$215,710	$217,207	$208,118
Combined Adjusted Non-Same Store NOI	21,925	19,906	20,182
Total Combined Adjusted NOI	237,635	237,113	228,300
Legacy Post Properties Adjustment(1)	—	(42,789)	(60,165)
Total NOI	237,635	194,324	168,135
Depreciation and amortization	(129,997)	(95,129)	(75,127)
Acquisition expense	—	(761)	(713)
Property management expenses	(10,981)	(8,872)	(9,004)
General and administrative expenses	(12,840)	(8,782)	(6,582)
Merger related expenses	(2,871)	(35,133)	—
Integration related expenses	(3,290)	(1,790)	—
Interest and other non-property income	2,679	565	32
Interest expense	(36,584)	(33,529)	(32,211)
Gain (loss) on debt extinguishment	123	(85)	3
(Loss) gain on sale of depreciable real estate assets	(73)	31,825	755
Net casualty loss and other settlement proceeds	(91)	(290)	(947)
Income tax expense	(651)	(499)	(288)
Gain on sale of non-depreciable real estate assets	—	—	1,627
Gain from real estate joint ventures	357	214	128
Net income attributable to noncontrolling interests	(1,511)	(2,672)	(2,395)
Preferred dividend distributions	(922)	(307)	—
Net income available for MAA common shareholders	$40,983	$39,079	$43,413

(1) Amounts presented represent the operating results for Legacy Post Properties prior to the Post Properties Merger that have been included in Total Combined Adjusted NOI. Prior year results have been adjusted for consistency with MAA accounting policies and year over year comparisons. These adjustments include the effect of moving corporate property management expenses, exterior paint costs and IT operating systems costs out of property expenses.

RECONCILIATION OF EBITDA AND RECURRING EBITDA TO NET INCOME
Dollars in thousands
	Three Months Ended		Twelve Months Ended
	March 31,	March 31,	March 31,	December 31,
	2017	2016	2017	2016
Net income	$43,416	$45,808	$222,011	$224,402
Depreciation and amortization	129,997	75,127	377,828	322,958
Interest expense	36,584	32,211	134,320	129,947
(Gain) loss on debt extinguishment	(123)	(3)	(38)	83
Net casualty loss (gain) and other settlement proceeds	91	947	(1,304)	(448)
Income tax expense	651	288	2,062	1,699
Gain on sale of non-depreciable assets	—	(1,756)	(543)	(2,171)
Loss (gain) on sale of depreciable real estate assets	73	(755)	(79,569)	(80,397)
Loss (gain) on disposition within unconsolidated entities	—	—	101	(28)
EBITDA	210,689	151,867	654,868	596,045
Acquisition expense	—	713	2,215	2,928
Merger related expenses	2,871	—	41,904	39,033
Integration related expenses	3,290	—	5,080	1,790
Recurring EBITDA	$216,850	$152,580	$704,067	$639,796

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE
Dollars in thousands
	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Unsecured notes payable	$3,260,686	$3,180,624	$2,195,989	$2,246,227	$2,195,214
Secured notes payable	1,296,498	1,319,088	1,238,168	1,243,198	1,247,749
Total debt	4,557,184	4,499,712	3,434,157	3,489,425	3,442,963
Cash and cash equivalents	(33,959)	(33,536)	(27,817)	(26,279)	(28,184)
1031(b) exchange proceeds included in Restricted Cash	—	(58,259)	—	—	—
Net Debt	$4,523,225	$4,407,917	$3,406,340	$3,463,146	$3,414,779

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS
Dollars in thousands
	As of
	March 31,	December 31,
	2017	2016
Total assets	$11,559,699	$11,604,491
Accumulated depreciation	1,768,527	1,656,071
Accumulated depreciation for corporate property(1)	19,364	18,730
Gross Assets	$13,347,590	$13,279,292
(1) Included in Corporate property, net on the Consolidated Balance Sheets

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET
Dollars in thousands
	As of
	March 31,	December 31,
	2017	2016
Real estate assets, net	$11,371,148	$11,341,862
Accumulated depreciation	1,768,527	1,656,071
Accumulated depreciation for corporate property(1)	19,364	18,730
Cash and cash equivalents	33,959	33,536
1031(b) exchange proceeds included in Restricted Cash	—	58,259
Gross Real Estate Assets	$13,192,998	$13,108,458
(1) Included in Corporate property, net on the Consolidated Balance Sheets

NON-GAAP FINANCIAL MEASURES

Adjusted Funds From Operations (AFFO)
AFFO is composed of FFO less recurring capital expenditures. AFFO should not be considered as an alternative to net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Combined Adjusted Same Store NOI
Combined Adjusted Same Store NOI represents total operating revenues less total property operating expenses, excluding depreciation, for all properties classified within the Combined Adjusted Same Store Portfolio during the period. MAA believes Combined Adjusted Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

EBITDA
For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income before net gain or loss on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. MAA's computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds Available for Distribution (FAD)
FAD is composed of FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)
FFO represents net income available for MAA common shareholders (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts' definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets
Gross Assets represents Total assets plus Accumulated depreciation and the accumulated depreciation for corporate properties, which is included in Corporate property, net on the Consolidated Balance Sheets. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross Real Estate Assets
Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and the accumulated depreciation for corporate properties, which is included in Corporate property, net on the Consolidated Balance Sheets, plus Cash and cash equivalents plus 1031(b) exchange proceeds included in Restricted cash on the Consolidated Balance Sheets. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt
Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) proceeds included in Restricted cash on the Consolidated Balance Sheets. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)
Net operating income represents total operating revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring EBITDA
Recurring EBITDA represents EBITDA further adjusted to exclude certain items that are not considered part of our core business operations such as acquisition and merger and integration expenses. MAA believes Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of operating performance. MAA's computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Combined Adjusted Same Store Portfolio
Combined Adjusted Same Store Portfolio represents the MAA Same Store Portfolio and the Post Adjusted Same Store Portfolio considered as a single portfolio, as if the Post Adjusted Same Store Portfolio was owned by MAA during all periods presented.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Other Non-Same Store Portfolio
Other Non-Same Store Portfolio includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

OTHER KEY DEFINITIONS (CONTINUED)

MAA Same Store Portfolio
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the MAA Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the MAA Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the MAA Same Store Portfolio. Within the MAA Same Store Portfolio communities are designated as operating in Large or Secondary Markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Post Adjusted Same Store Portfolio
Post Adjusted Same Store Portfolio represents the Post Properties same store portfolio that would have been in effect had the properties been owned by MAA since January 1, 2016.  Prior year results have been adjusted for consistency with MAA accounting policies and year over year comparisons.  The primary adjustments include moving corporate property management expenses, exterior paint costs and IT operating systems costs out of property expenses. Because these properties have only been owned by MAA since December 1, 2016, they are not included in the MAA Same Store Portfolio. See MAA Same Store Portfolio for more information regarding inclusion. These properties have been identified in certain tables to provide Combined Adjusted Same Store results as if the properties had been owned by MAA in prior periods. These properties will be eligible to join the MAA Same Store portfolio in January 2018.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

Total Market Capitalization
Total Market Capitalization equals the number of shares of common stock plus units not held by MAA at period end multiplied by the closing stock price at period end, plus total debt outstanding.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com